                                                                    Exhibit 99.7


FOR IMMEDIATE RELEASE


                  RAMSAY YOUTH SERVICES, INC. CLOSES $5 MILLION
                             SUBORDINATED FINANCING


CORAL GABLES, FLORIDA, JANUARY 27, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it has closed a $5 million subordinated debt financing with SunTrust Banks, Inc. The proceeds of the additional financing will be used for general corporate purposes, including the expansion of the Company's business into new markets.

Ramsay Youth Services, Inc. is a leading quality provider and manager of education, treatment and juvenile justice programs for at-risk youth. The Company serves youth in 8 states and Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.



Contact:  Isa Diaz
          Vice President Corporate Relations
          (305) 569-4626